UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 31, 2007
PROXYMED, INC.
(Exact name of registrant as specified in its charter)

Florida	000-22052	65-0202059
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification
incorporation)		No.)
1854 Shackleford Court, Suite 200,
Norcross, Georgia 30093-2924
(Address of principal executive offices)
(770) 806-9918
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-10.48 EMPLOYMENT AGREEMENT/GERARD M. HAYDEN, JR. DATED MAY 31, 2007

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On May 31, 2007, ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Gerard M. Hayden, Jr., as Chief Financial Officer. The contract is effective as of May 29, 2007. He had been operating without a contract prior to this agreement. The base annual compensation is $170,000, which amount shall be paid monthly at a rate of $14,166.66. In connection with his services, Mr. Hayden was previously granted on April 2, 2007, 150,000 options to purchase shares of our common stock. Such options vest as follows: twenty-five percent (25%) will vest April 2, 2008; the remaining seventy-five percent (75%) will vest, pro rata, at the end of each of the remaining thirty-six (36) months. Any partial percentage will be rounded to the next whole share.
     In addition, the executive is eligible to receive cash bonuses in amounts equal to 50% of his annual compensation and equity-based incentives at the discretion of the Compensation Committee. The Employment Agreement is effective as of May 29, 2007, is for a three-year term and will expire on May 29, 2010. The Employment Agreement shall automatically renew for additional one (1) year terms thereafter, unless either party provides notice to the other party of its intent not to renew such Employment Agreement not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the expiration of the then-current term or unless the Employment Agreement is terminated earlier in accordance with its terms.
     In the event of a termination of employment without cause or by the executive for good reason, each as defined in the applicable agreement, if the executive executes a full and complete release of any and all claims against the Company in a form satisfactory to the Company, the executive shall receive: (i) six (6) months of the executive’s base salary as of the date of termination; plus (ii) a pro rata portion of any accrued vacation not already taken; plus (iii) a pro rata portion of any bonus that would have been paid to the executive under any bonus plan which is adopted by the Company’s Compensation Committee or board of directors in such year if the Company and executive have met the targeted goals prior to the date of termination; plus (iv) the continuation for three (3) months from the effective date of termination of all of such executive’s benefits including, without limitation, all insurance plans, on the same terms and conditions as had been provided to such executive prior to the termination. All of the foregoing shall be payable in accordance with the Company’s customary payroll practices then in effect.
     Further, in the event of a termination of employment without cause or by the executive for good reason, any options then held by such executive that have not already vested in accordance with their terms shall immediately vest and become exercisable. Finally, options held by the executive will vest upon a change in control of the Company.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description
10.48	Employment Agreement, dated May 31, 2007, by and between ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions and Gerard M. Hayden, Jr.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProxyMed, Inc.
Date: June 1, 2007	/s/ John G. Lettko
John G. Lettko
President and Chief Executive Officer